Exhibit 5.1

[Bryan Cave Leighton Paisner letterhead]

May 17, 2019

Elanco Animal Health Incorporated

2500 Innovation Way

Greenfield, Indiana 46140

Ladies and Gentlemen:

We have acted as special counsel to Elanco Animal Health Incorporated, an Indiana corporation (the “Company”), in connection with the filing of the Registration Statement on Form S-4 (the “Registration Statement”) by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offers by the Company (the “Exchange Offers”) to exchange (i) up to $500,000,000 aggregate principal amount of the Company’s 3.912% Senior Notes due 2021 (the “2021 Exchange Notes”) for a like amount of the Company’s outstanding unregistered 3.912% Senior Notes due 2021 (the “2021 Original Notes”); (ii) up to $750,000,000 aggregate principal amount of the Company’s 4.272% Senior Notes due 2023 (the “2023 Exchange Notes”) for a like amount of the Company’s outstanding unregistered 4.272% Senior Notes due 2023 (the “2023 Original Notes”); and (iii) up to $750,000,000 aggregate principal amount of the Company’s 4.900% Senior Notes due 2028 (the “2028 Exchange Notes” and together with the 2021 Exchange Notes and the 2023 Exchange Notes, the “Exchange Notes”) for a like amount of the Company’s outstanding unregistered 4.900% Senior Notes due 2028 (the “2028 Original Notes” and together with the 2021 Original Notes and the 2023 Original Notes, the “Original Notes”) under the Indenture, dated as of August 28, 2018 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of August 28, 2018 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), between the Company and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”), as contemplated by the Exchange and Registration Rights Agreement, dated August 28, 2018 (the “Registration Rights Agreement”), by and among the Company and the Initial Purchasers (as defined therein).  All capitalized terms which are defined in the Indenture shall have the same meanings when used herein, unless otherwise specified.

In connection herewith, we have examined:

(1)                                 an executed copy of the Base Indenture;

(2)                                 an executed copy of the Supplemental Indenture;

(3)                                 executed copies of the Original Notes;

(4)                                 an executed copy of the Registration Rights Agreement;

(5)                                 the forms of the Exchange Notes;

(6)                                 the Amended and Restated Articles of Incorporation of the Company, effective September 18, 2018, as certified by the Secretary of State of the State of Indiana (the “Charter”); and

(7)                                 the Amended and Restated Bylaws of the Company, as effective September 19, 2018 and in effect on the date hereof and as certified by the Secretary or Assistant Secretary of the Company (together with the Charter, the “Organizational Documents”).

The documents referenced as items (1) through (5) above are collectively referred to herein as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents.  If any document we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that (i) all of the Transaction Documents have been duly authorized by and have been duly executed and delivered by all of the parties to such Transaction Documents, (ii) other than with respect to the Company, all of the Transaction Documents constitute the valid, binding and enforceable obligations of all of the parties thereto, and (iii) all of the signatories to such Transaction Documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Transaction Documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act and (ii) the Exchange Notes (in the form examined by us) have been duly executed by the Company and duly authenticated and delivered by the Trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offers, the Exchange Notes will constitute valid and binding obligations of the Company.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a)           Our opinions herein reflect only the application of (i) applicable New York State law (excluding, without limitation, (A) all laws, rules and regulations of cities, counties and other political subdivisions of such State and (B) the securities, blue sky, criminal, environmental, employee benefit, pension, antitrust and tax laws of such State, as to which we express no opinion), and (ii) the Federal laws of the United States of America (excluding, without limitation, the federal securities, commodities, criminal, environmental, employee benefit, pension, tax and antitrust laws, as to which we express no opinion).  We note that the Notes and the Indenture each provide that they are governed by and are to be construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction. We have assumed that the choice of law provisions would be enforced by any court in which enforcement thereof may be sought. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same.  The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise.  In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b)           Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(c)           Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d)           We express no opinion as to:

(i)            the enforceability of any provision in any of the Transaction Documents purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) confer subject matter jurisdiction on a court not having independent grounds therefor, (C) modify or waive the requirements for effective service of process for any action that may be brought, (D) waive the right of the Company or any other person to a trial by jury, (E) provide that remedies are cumulative or that decisions by a party are conclusive, (F) modify or waive the rights to notice, legal defenses, statutes of limitations and statutes of repose (including the tolling of same) or other benefits that cannot be waived under applicable law, (G) govern choice of law or conflict of laws, or (H) provide for or grant a power of attorney; or

(ii)           the enforceability of (A) any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights, (B) rights of set-off, (C) any provisions purporting to provide to the Trustee or Holders the right to receive costs and expenses beyond those reasonably incurred by them or (D) provisions in the Transaction Documents whose terms are left open for later resolution by the parties.

We note that, with respect to matters pertaining to the laws of the State of Indiana, we are relying on the opinion of Barnes & Thornburg LLP, dated the date hereof, and we expressly disclaim any opinion with respect to the laws of such jurisdiction.

We do not render any opinions except as set forth above.  This opinion letter is being delivered by us solely for your benefit pursuant to the Registration Statement.  We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof.  We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offers. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave Leighton Paisner LLP